Exhibit 99.1

                                    AGREEMENT
                          TO JOINTLY FILE SCHEDULE 13D

      The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of Cougar Biotechnology, Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.


Dated: April 13, 2006                /s/ Lindsay A. Rosenwald, M.D.
                                     --------------------------------------
                                     Lindsay A. Rosenwald, M.D.


                                     Horizon BioMedical Ventures, LLC


                                     By: /s/ Lindsay A. Rosenwald, M.D.
                                         -----------------------------------
                                         Lindsay A. Rosenwald, M.D.,
                                         Managing Member